EXHIBIT 99.1

MCI REACTS TO TRIENNIAL REVIEW RULING

BACKGROUND: The U.S. Court of Appeals for the District of Columbia Circuit today released its ruling on the Federal Communications Commission's (FCC) "Triennial Review" local telephone competition order. This order established the framework under which competitors can access the Bell-controlled public phone network. MCI and other competitive local exchange carriers joined with the FCC in defending portions of the order that ensure consumer choice in the local telephone market.

The court sharply restricted the ability of MCI and other companies to offer local phone service to residential customers by denying competitors the right to lease the facilities still controlled by local Bell monopolies. Without access to those facilities, MCI and others simply cannot continue to offer lower prices and better residential services. The D.C. Circuit also denied competitors the ability to provide innovative broadband services on fiber facilities. If the Court’s opinion is not stayed, consumers will be impacted in as few as 60 days.

The following statement should be attributed to Stasia Kelly, MCI general counsel:

“Congress had envisioned that the Telecom Act would open local markets to competition and ensure that consumers have freedom of choice when it comes to local residential service. Yet, eight years later, local phone competition is still under attack.

“Eliminating the FCC's local competition rules scraps the significant progress we have made to deliver consumers lower rates and innovative service. Three and a half million consumers have chosen MCI for local service over the Bells, and more than 19 million households now use a local phone provider other than the Bells. Additionally, local competition has spurred network investment and created tens of thousands of jobs. “The D.C. Circuit’s decision leaves us with little choice but to seek an emergency stay and full review from the U.S. Supreme Court.

“It is imperative that the FCC continue the fight to preserve competition, by taking this case to the Supreme Court for a definitive decision. Millions of Americans will pay the price if the FCC does not act to protect their interests.”